FOR IMMEDIATE RELEASE Contact: Lisa M. O'Neill
                                                                   Executive Vice President and
                                                                   Chief Financial Officer
                                                                   (574) 267-9125
                                                                    lisa.oneill@lakecitybank.com
Lakeland Financial Reports
Record Performance
Second Quarter Net Income Increases 13 Percent
Warsaw, Indiana (July 25, 2016) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record quarterly net income of $12.8 million for the second quarter of 2016, an increase of 13%, versus $11.4 million for the second quarter of 2015. Diluted net income per common share of $0.76 for the second quarter of 2016 also represents a quarterly record and an increase of 12%, versus $0.68 for the comparable period of 2015. On a linked-quarter basis net income increased by 4% or $524,000 from $12.3 million for the first quarter ended March 31, 2016.

The company further reported record net income of $25.1 million for the six months ended June 30, 2016 versus $22.5 million for the comparable period of 2015, an increase of 11%. Diluted net income per common share was also a record for the period and increased 10% to $1.48 for the six months ended June 30, 2016 versus $1.34 for the comparable period of 2015.

David M. Findlay, President and CEO, commented, "The Lake City Bank team is very proud of this record quarterly and year-to-date performance. We continue to be focused on the healthy growth of our balance sheet and taking care of clients in our communities each and every day. It's a combination that has produced disciplined and strategic growth in our Indiana markets over a long period of time."

Highlights for the quarter are noted below:

2nd Quarter 2016 versus 2nd Quarter 2015 Highlights:

•	Organic average loan growth of $340 million or 12%
•	Average deposit growth of $371 million or 12%
•	Net interest income increase of $3.2 million or 12%
•	Continued strong asset quality with nonperforming assets to total assets at 0.24%
•	Tangible common equity increase of 12%

2nd Quarter 2016 versus 1st Quarter 2016 Highlights:

•	Organic average loan growth of $103 million or 3%
•	Core deposit growth of $160 million or 5%
•	Net interest income increase of $691,000 or 2%
•	Noninterest income increase of $1.0 million or 15%
•	Continued strong asset quality with loan loss reserve to nonperforming loans at 464%

Findlay noted, "We are particularly pleased with the continued loan and deposit growth that our retail and commercial banking teams are producing. At our core, we understand that an important part of our mission is to provide our clients with competitively priced and structured products and this overall growth is reflective of our success in delivering on this front."

As previously announced, the board of directors approved a cash dividend for the second quarter of $0.28 per share, payable on August 5, 2016, to shareholders of record as of July 25, 2016. The quarterly dividend represents a 14% increase over the $0.245 quarterly dividends paid in the last three quarters of 2015 and in the first quarter of 2016.

On July 13, 2016, the company further announced that the board of directors approved a three-for-two common stock split that will be paid on August 5, 2016 in the form of a stock dividend to shareholders of record as of July 25, 2016. All per share data presented in this press release is prepared on a pre-split basis.

Findlay observed, "We've built a strong balance sheet with a conservative capital position that also has allowed us to pay a consistently healthy dividend. We further believe that the stock split is a reflection of our long-term value creation for shareholders. Over the past 10 years, our total return for shareholders, which reflects stock price performance and dividends, has increased by approximately 175%."

Return on average total equity for the first six months of 2016 was 12.43% compared to 12.25% in the prior year period. Return on average assets for the first six months of 2016 was 1.29% compared to 1.30% in the same period of 2015. Total capital as a percent of assets was 13.65% at June 30, 2016, compared to 13.83% at June 30, 2015 and 13.72% at March 31, 2016. The company's tangible common equity to tangible assets ratio was 10.57% at June 30, 2016, compared to 10.44% at June 30, 2015 and 10.61% at March 31, 2016.

Average total loans for the second quarter of 2016 were $3.19 billion, an increase of $340.2 million, or 12%, versus $2.85 billion for the comparable period of 2015. Total loans outstanding grew $304.5 million, or 11%, from $2.89 billion as of June 30, 2015 to $3.20 billion as of June 30, 2016. On a linked quarter basis, average total loans increased by $103.2 million, or 3%, from $3.09 billion for the first quarter of 2016 to $3.19 billion for the second quarter of 2016.

Average total deposits for the second quarter of 2016 were $3.44 billion, an increase of $371.0 million, or 12%, versus $3.07 billion for the corresponding period of 2015. Total deposits grew $383.3 million, or 13%, from $3.02 billion as of June 30, 2015 to $3.40 billion as of June 30, 2016. In addition, total core deposits, which exclude brokered deposits, increased $391.3 million, or 13%, from $2.90 billion at June 30, 2015 to $3.29 billion at June 30, 2016.

The company's net interest margin was 3.24% in the second quarter of 2016, compared to 3.18% for the second quarter of 2015. The higher margin in the second quarter of 2016 was due to higher yields on both loans and securities, partially offset by a higher cost of funds. The net interest margin was 3.26% in the linked first quarter of 2016. On a quarter-linked basis, cost of funds increased by 3 basis points but was offset by improved earning asset yields of 1 basis point. The company's net interest margin for the six months ended June 30, 2016 was 3.24% compared to 3.23% in the prior year six month period.

Findlay further commented, "The absence of any action by the Federal Reserve Bank will continue to create challenges for the industry, and for Lake City Bank. While we are pleased with our net interest margin performance in 2016, we believe, pressure will continue until we see some relief in the form of rate action by the Federal Reserve Bank."

Net interest income increased $3.2 million, or 12%, to $29.3 million for the second quarter of 2016, versus $26.1 million in the second quarter of 2015. Net interest income for the six months ended June 30, 2016 increased $6.1 million, or 12%, to $57.9 million, versus $51.8 million for the six months ended June 30, 2015.

For the fourteenth consecutive quarter, the company did not record a provision for loan losses. The absence of a provision for loan losses was generally driven by continued stability in key loan quality metrics, including appropriate reserve coverage of nonperforming loans, a decrease in historical loss percentages, stable economic conditions in the company's markets and sustained signs of improvement in its borrowers' performance and future prospects. The company's allowance for loan losses as of June 30, 2016 was $43.2 million compared to $44.8 million as of June 30, 2015 and $43.3 million as of March 31, 2016. The allowance for loan losses represented 1.35% of total loans as of June 30, 2016 versus 1.55% at June 30, 2015 and 1.39% as of March 31, 2016. The allowance for loan losses as a percentage of nonperforming loans was 464% as of June 30, 2016, versus 312% as of June 30, 2015, and 571% as of March 31, 2016.

Nonperforming assets decreased $5.0 million, or 35%, to $9.6 million as of June 30, 2016 versus $14.6 million as of June 30, 2015. On a linked quarter basis, nonperforming assets were $1.7 million higher than the $7.8 million reported as of March 31, 2016. The increase in nonperforming assets from the linked quarter was primarily due to placing a single $2.0 million commercial credit in nonaccrual status. The ratio of nonperforming assets to total assets at June 30, 2016 declined to 0.24% from 0.41% at June 30, 2015 and was 0.21% at March 31, 2016. Net charge-offs totaled $36,000 in the second quarter of 2016 versus net charge-offs of $861,000 during the second quarter of 2015 and net charge-offs of $326,000 during the linked first quarter of 2016.

The company's noninterest income increased 5% to $8.1 million for the second quarter of 2016 versus $7.7 million for the second quarter of 2015. Noninterest income was positively impacted by increases in recurring fee income for service charges on deposit accounts, merchant card fee income and mortgage banking income. The company's noninterest income decreased 3% to $15.1 million for the six months ended June 30, 2016 compared to $15.5 million in the prior year period. Noninterest income was negatively impacted by decreases in other income due primarily to credit valuation adjustment losses related to the company's swap arrangements of $605,000, as well as a $226,000 write down to a property formerly used as a Lake City Bank branch that is held for sale.

The company's noninterest expense increased by 10% to $18.4 million in the second quarter of 2016 compared to $16.7 million in the second quarter of 2015. Salaries and employee benefits increased by $1.1 million in the three month period ended June 30, 2016 versus the same period of 2015. These increases in salary and employee benefits were driven by higher performance incentive-based compensation costs, staff additions and normal merit increases. Data processing fees increased primarily due to increased technology and software related expenditures with the company's core processor, which are volume and product driven and represent digital solutions and forward technology for clients. The company's efficiency ratio was 49% for the second quarter of 2016, compared to 50% for the second quarter of 2015 and 49% for the linked first quarter of 2016. The company's noninterest expense increased by 7% to $35.8 million for the six months ended June 30, 2016 compared to $33.6 million in the prior year period primarily due to increases in salaries and employee benefits, data processing fees and professional fees.

Lakeland Financial Corporation is a $3.9 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank, its single bank subsidiary, is the fourth largest bank headquartered in the state, and the largest bank 100% invested in Indiana. Lake City Bank operates 48 offices in Northern and Central Indiana, delivering technology driven and client-centric financial services solutions to individuals and businesses.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at www.lakecitybank.com. The company's common stock is traded on the Nasdaq Global Select Market under "LKFN." In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this earnings release contains certain non-GAAP financial measures. Lakeland Financial believes that providing non-GAAP financial measures provides investors with information useful to understanding the company's financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on "tangible common equity" which is "common stockholders' equity" excluding intangible assets, net of deferred tax and "tangible assets" which is "assets" excluding intangible assets, net of deferred tax. A reconciliation of these non-GAAP measures to the most comparable GAAP equivalent is included in the attached financial tables where the non-GAAP measure is presented.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "continue," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Additional information concerning the company and its business, including factors that could materially affect the company's financial results, is included in the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K.

LAKELAND FINANCIAL CORPORATION
SECOND QUARTER 2016 FINANCIAL HIGHLIGHTS
	Three Months Ended			Six Months Ended
(Unaudited – Dollars in thousands)	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
END OF PERIOD BALANCES	2016	2016	2015	2016	2015
Assets	$3,937,304	$3,808,907	$3,572,106	$3,937,304	$3,572,106
Deposits	3,403,455	3,250,735	3,020,151	3,403,455	3,020,151
Brokered Deposits	112,884	120,125	120,861	112,884	120,861
Core Deposits	3,290,571	3,130,610	2,899,290	3,290,571	2,899,290
Loans	3,197,997	3,113,300	2,893,462	3,197,997	2,893,462
Allowance for Loan Losses	43,247	43,284	44,816	43,247	44,816
Total Equity	418,893	406,963	375,764	418,893	375,764
Goodwill net of deferred tax assets	3,137	3,140	3,176	3,137	3,176
Tangible Common Equity	415,756	403,823	372,588	415,756	372,588
AVERAGE BALANCES
Total Assets	$4,003,633	$3,812,316	$3,552,029	$3,907,974	$3,496,860
Earning Assets	3,705,666	3,590,822	3,342,275	3,648,244	3,294,762
Investments	488,762	478,537	475,803	483,650	476,520
Loans	3,192,545	3,089,348	2,852,382	3,140,947	2,803,884
Total Deposits	3,437,493	3,231,298	3,066,483	3,334,395	3,002,184
Interest Bearing Deposits	2,759,696	2,569,704	2,488,227	2,664,700	2,435,003
Interest Bearing Liabilities	2,887,534	2,727,422	2,581,664	2,807,478	2,540,996
Total Equity	411,986	399,921	374,339	405,953	370,536
INCOME STATEMENT DATA
Net Interest Income	$29,273	$28,582	$26,064	$57,855	$51,764
Net Interest Income-Fully Tax Equivalent	29,818	29,102	26,559	58,920	52,745
Provision for Loan Losses	0	0	0	0	0
Noninterest Income	8,067	7,043	7,713	15,110	15,508
Noninterest Expense	18,446	17,384	16,741	35,830	33,642
Net Income	12,803	12,279	11,380	25,082	22,516
PER SHARE DATA
Basic Net Income Per Common Share	$0.77	$0.74	$0.69	$1.50	$1.36
Diluted Net Income Per Common Share	0.76	0.73	0.68	1.48	1.34
Cash Dividends Declared Per Common Share	0.28	0.245	0.245	0.525	0.455
Dividend Payout	36.84%	33.56%	36.03%	35.47%	33.96%
Book Value Per Common Share (equity per share issued)	25.08	24.37	22.61	25.08	22.61
Tangible Book Value Per Common Share	24.90	24.19	22.42	24.90	22.42
Market Value – High	49.91	46.55	44.27	49.91	44.27
Market Value – Low	43.41	39.80	38.71	39.80	37.42
Basic Weighted Average Common Shares Outstanding	16,696,834	16,679,835	16,611,974	16,688,335	16,601,189
Diluted Weighted Average Common Shares Outstanding	16,930,513	16,885,204	16,820,052	16,913,738	16,795,907
KEY RATIOS
Return on Average Assets	1.29%	1.30%	1.29%	1.29%	1.30%
Return on Average Total Equity	12.50	12.35	12.19	12.43	12.25
Average Equity to Average Assets	10.29	10.49	10.54	10.39	10.60
Net Interest Margin	3.24	3.26	3.18	3.24	3.23
Efficiency (Noninterest Expense / Net Interest Income plus Noninterest Income)	49.40	48.80	49.57	49.11	50.01
Tier 1 Leverage (1)	10.85	11.15	11.22	10.85	11.22
Tier 1 Risk-Based Capital (1)	12.41	12.46	12.58	12.41	12.58
Common Equity Tier 1 (CET1) (1)	11.55	11.58	11.63	11.55	11.63
Total Capital (1)	13.65	13.72	13.83	13.65	13.83
Tangible Capital (1)	10.57	10.61	10.44	10.57	10.44
ASSET QUALITY
Loans Past Due 30 - 89 Days	$1,795	$4,024	4,580	$1,795	$4,580
Loans Past Due 90 Days or More	0	0	284	0	284
Non-accrual Loans	9,329	7,579	14,089	9,329	14,089
Nonperforming Loans (includes nonperforming TDR's)	9,329	7,579	14,373	9,329	14,373
Other Real Estate Owned	238	243	231	238	231
Other Nonperforming Assets	0	0	7	0	7
Total Nonperforming Assets	9,567	7,822	14,611	9,567	14,611
Performing Troubled Debt Restructurings	8,647	8,590	7,606	8,647	7,606
Nonperforming Troubled Debt Restructurings (included in nonperforming loans)	6,040	5,519	11,176	6,040	11,176
Total Troubled Debt Restructurings	14,688	14,109	18,783	14,688	18,783
Impaired Loans	19,267	17,418	22,328	19,267	22,328
Non-Impaired Watch List Loans	139,706	123,984	130,735	139,706	130,735
Total Impaired and Watch List Loans	158,973	141,402	153,063	158,973	153,063
Gross Charge Offs	296	466	995	762	1,703
Recoveries	260	140	134	400	257
Net Charge Offs/(Recoveries)	36	326	861	362	1,446
Net Charge Offs/(Recoveries) to Average Loans	0.00%	0.04%	0.12%	0.02%	0.10%
Loan Loss Reserve to Loans	1.35%	1.39%	1.55%	1.35%	1.55%
Loan Loss Reserve to Nonperforming Loans	463.58%	571.11%	311.80%	463.58%	311.80%
Loan Loss Reserve to Nonperforming Loans and Performing TDR's	240.58%	267.70%	203.90%	240.58%	203.90%
Nonperforming Loans to Loans	0.29%	0.24%	0.50%	0.29%	0.50%
Nonperforming Assets to Assets	0.24%	0.21%	0.41%	0.24%	0.41%
Total Impaired and Watch List Loans to Total Loans	4.97%	4.54%	5.29%	4.97%	5.29%
OTHER DATA
Full Time Equivalent Employees	531	521	514	531	514
Offices	48	48	46	48	46

(1) Capital ratios for June 30, 2016 are preliminary until the Call Report is filed.

LAKELAND FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
June 30, 2016 and December 31, 2015
(in thousands, except share data)

	June 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Cash and due from banks	$ 77,361	$ 67,484
Short-term investments	31,502	13,190
Total cash and cash equivalents	108,863	80,674

Securities available for sale (carried at fair value)	499,600	478,071
Real estate mortgage loans held for sale	4,009	3,294

Loans, net of allowance for loan losses of $43,247 and $43,610	3,154,750	3,037,319

Land, premises and equipment, net	49,144	46,684
Bank owned life insurance	70,610	69,698
Federal Reserve and Federal Home Loan Bank stock	8,373	7,668
Accrued interest receivable	10,294	9,462
Goodwill	4,970	4,970
Other assets	26,691	28,446
Total assets	$ 3,937,304	$ 3,766,286

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Noninterest bearing deposits	$ 727,308	$ 715,093
Interest bearing deposits	2,676,147	2,468,328
Total deposits	3,403,455	3,183,421

Short-term borrowings
Securities sold under agreements to repurchase	56,368	69,622
Other short-term borrowings	0	70,000
Total short-term borrowings	56,368	139,622

Long-term borrowings	32	34
Subordinated debentures	30,928	30,928
Accrued interest payable	4,403	3,773
Other liabilities	23,225	15,607
Total liabilities	3,518,411	3,373,385

STOCKHOLDERS' EQUITY
Common stock: 90,000,000 shares authorized, no par value
16,696,834 shares issued and 16,596,152 outstanding as of June 30, 2016
16,641,651 shares issued and 16,546,044 outstanding as of December 31, 2015	101,002	99,123
Retained earnings	310,317	294,002
Accumulated other comprehensive income	10,166	2,142
Treasury stock, at cost (2016 - 100,682 shares, 2015 - 95,607 shares)	(2,681)	(2,455)
Total stockholders' equity	418,804	392,812
Noncontrolling interest	89	89
Total equity	418,893	392,901
Total liabilities and equity	$ 3,937,304	$ 3,766,286

LAKELAND FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
For the Three Months and Six Months Ended June 30, 2016 and 2015
(unaudited in thousands except for share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
NET INTEREST INCOME
Interest and fees on loans
Taxable	$ 30,918	$ 27,315	$ 60,548	$ 53,572
Tax exempt	111	117	222	234
Interest and dividends on securities
Taxable	2,297	2,002	4,843	4,450
Tax exempt	947	842	1,842	1,671
Interest on short-term investments	82	14	110	27
Total interest income	34,355	30,290	67,565	59,954

Interest on deposits	4,694	3,930	8,889	7,578
Interest on borrowings
Short-term	99	35	246	95
Long-term	289	261	575	517
Total interest expense	5,082	4,226	9,710	8,190

NET INTEREST INCOME	29,273	26,064	57,855	51,764

Provision for loan losses	0	0	0	0

NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	29,273	26,064	57,855	51,764

NONINTEREST INCOME
Wealth advisory fees	1,133	1,106	2,293	2,290
Investment brokerage fees	212	311	500	803
Service charges on deposit accounts	2,843	2,573	5,623	4,947
Loan, insurance and service fees	1,892	1,900	3,730	3,469
Merchant card fee income	527	431	1,024	847
Bank owned life insurance income	489	360	662	735
Other income	587	681	515	1,635
Mortgage banking income	384	351	711	740
Net securities gains/(losses)	0	0	52	42
Total noninterest income	8,067	7,713	15,110	15,508

NONINTEREST EXPENSE
Salaries and employee benefits	10,592	9,444	20,197	19,167
Net occupancy expense	1,041	915	2,137	1,999
Equipment costs	909	913	1,810	1,829
Data processing fees and supplies	2,120	1,938	4,152	3,705
Corporate and business development	763	714	1,620	1,504
FDIC insurance and other regulatory fees	557	511	1,080	997
Professional fees	859	728	1,686	1,417
Other expense	1,605	1,578	3,148	3,024
Total noninterest expense	18,446	16,741	35,830	33,642

INCOME BEFORE INCOME TAX EXPENSE	18,894	17,036	37,135	33,630
Income tax expense	6,091	5,656	12,053	11,114
NET INCOME	$ 12,803	$ 11,380	$ 25,082	$ 22,516

BASIC WEIGHTED AVERAGE COMMON SHARES	16,696,834	16,611,974	16,688,335	16,601,189
BASIC EARNINGS PER COMMON SHARE	$ 0.77	$ 0.69	$ 1.50	$ 1.36
DILUTED WEIGHTED AVERAGE COMMON SHARES	16,930,513	16,820,052	16,913,738	16,795,907
DILUTED EARNINGS PER COMMON SHARE	$ 0.76	$ 0.68	$ 1.48	$ 1.34

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
SECOND QUARTER 2016
(unaudited in thousands)

	June 30,		March 31,		December 31,		June 30,
	2016		2016		2015		2015
Commercial and industrial loans:
Working capital lines of credit loans	$ 598,531	18.7%	$ 591,136	19.0%	$ 581,025	18.9%	$ 606,169	20.9%
Non-working capital loans	628,119	19.6	614,619	19.7	598,487	19.4	537,708	18.6
Total commercial and industrial loans	1,226,650	38.4	1,205,755	38.7	1,179,512	38.3	1,143,877	39.5

Commercial real estate and multi-family residential loans:
Construction and land development loans	221,027	6.9	206,378	6.6	230,719	7.5	152,292	5.3
Owner occupied loans	457,461	14.3	447,620	14.4	412,026	13.4	409,650	14.2
Nonowner occupied loans	395,597	12.4	408,273	13.1	407,883	13.2	399,583	13.8
Multifamily loans	114,618	3.6	104,303	3.4	79,425	2.6	90,175	3.1
Total commercial real estate and multi-family residential loans	1,188,703	37.2	1,166,574	37.5	1,130,053	36.7	1,051,700	36.3

Agri-business and agricultural loans:
Loans secured by farmland	146,519	4.6	144,687	4.6	164,375	5.3	156,001	5.4
Loans for agricultural production	162,240	5.1	128,456	4.1	141,719	4.6	95,327	3.3
Total agri-business and agricultural loans	308,759	9.7	273,143	8.8	306,094	9.9	251,328	8.7

Other commercial loans	82,786	2.6	83,617	2.7	85,075	2.8	82,247	2.8
Total commercial loans	2,806,898	87.8	2,729,089	87.7	2,700,734	87.7	2,529,152	87.4

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	164,564	5.1	161,701	5.2	158,062	5.1	148,977	5.1
Open end and junior lien loans	164,645	5.1	160,734	5.2	163,700	5.3	155,902	5.4
Residential construction and land development loans	9,570	0.3	8,488	0.3	9,341	0.3	8,821	0.3
Total consumer 1-4 family mortgage loans	338,779	10.6	330,923	10.6	331,103	10.7	313,700	10.8

Other consumer loans	52,492	1.6	53,327	1.7	49,113	1.6	50,813	1.8
Total consumer loans	391,271	12.2	384,250	12.3	380,216	12.3	364,513	12.6
Subtotal	3,198,169	100.0%	3,113,339	100.0%	3,080,950	100.0%	2,893,665	100.0%
Less: Allowance for loan losses	(43,247)		(43,284)		(43,610)		(44,816)
Net deferred loan fees	(172)		(39)		(21)		(203)
Loans, net	$3,154,750		$3,070,016		$3,037,319		$2,848,646

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
SECOND QUARTER 2016
(unaudited in thousands)

	June 30,		March 31,		December 31,		June 30,
	2016		2016		2015		2015
Non-interest bearing demand deposits	$ 727,308		$ 660,318		$ 715,093		$ 602,898
Interest bearing demand, savings & money market accounts	1,500,720		1,475,291		1,470,814		1,422,200
Time deposits under $100,000	247,271		250,998		259,260		283,138
Time deposits of $100,000 or more	928,156		864,128		738,254		711,915
Total deposits	3,403,455		3,250,735		3,183,421		3,020,151
Short-term borrowings	56,368		94,504		139,622		126,615
Long-term borrowings	32		32		34		34
Subordinated debentures	30,928		30,928		30,928		30,928
Total borrowings	87,328		125,464		170,584		157,577
Total funding sources	$3,490,783		$3,376,199		$3,354,005		$3,177,728

LAKELAND FINANCIAL CORPORATION
AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(UNAUDITED)

	Three Months Ended			Three Months Ended			Three Months Ended
	June 30, 2016			March 31, 2016			June 30, 2015
	Average	Interest	Yield (1)/	Average	Interest	Yield (1)/	Average	Interest	Yield (1)/
(fully tax equivalent basis, dollars in thousands)	Balance	Income	Rate	Balance	Income	Rate	Balance	Income	Rate
Earning Assets
Loans:
Taxable (2)(3)	$3,180,783	$30,918	3.91%	$3,077,441	$29,630	3.87%	$2,839,605	$27,315	3.86%
Tax exempt (1)	11,763	164	5.62	11,907	166	5.61	12,777	174	5.47
Investments: (1)
Available for sale	488,762	3,736	3.07	478,537	3,906	3.28	475,803	3,282	2.77
Short-term investments	5,805	3	0.21	6,210	4	0.26	5,154	1	0.08
Interest bearing deposits	18,553	79	1.71	16,727	24	0.58	8,936	13	0.58
Total earning assets	$3,705,666	$34,900	3.79%	$3,590,822	$33,730	3.78%	$3,342,275	$30,785	3.69%
Less: Allowance for loan losses	(43,228)			(43,394)			(45,693)
Nonearning Assets
Cash and due from banks	167,099			97,093			98,133
Premises and equipment	48,921			47,237			42,919
Other nonearning assets	125,175			120,558			114,395
Total assets	$4,003,633			$3,812,316			$3,552,029

Interest Bearing Liabilities
Savings deposits	$263,331	$115	0.18%	$253,313	$123	0.20%	$231,505	$116	0.20%
Interest bearing checking accounts	1,309,443	1,455	0.45	1,240,226	1,324	0.43	1,255,838	1,250	0.40
Time deposits:
In denominations under $100,000	249,452	719	1.16	254,605	737	1.16	286,266	855	1.20
In denominations over $100,000	937,470	2,405	1.03	821,560	2,011	0.98	714,618	1,709	0.96
Miscellaneous short-term borrowings	96,878	99	0.41	126,758	147	0.47	62,475	35	0.22
Long-term borrowings and
subordinated debentures (4)	30,960	289	3.75	30,960	286	3.72	30,962	261	3.38
Total interest bearing liabilities	$2,887,534	$5,082	0.71%	$2,727,422	$4,628	0.68%	$2,581,664	$4,226	0.66%
Noninterest Bearing Liabilities
Demand deposits	677,797			661,594			578,255
Other liabilities	26,316			23,379			17,772
Stockholders' Equity	411,986			399,921			374,338
Total liabilities and stockholders' equity	$4,003,633			$3,812,316			$3,552,029

Interest Margin Recap
Interest income/average earning assets		34,900	3.79		33,730	3.78		30,785	3.69
Interest expense/average earning assets		5,082	0.55		4,628	0.52		4,226	0.51
Net interest income and margin		$29,818	3.24%		$29,102	3.26%		$26,559	3.18%

(1)
Tax exempt income was converted to a fully taxable equivalent basis at a 35 percent tax rate for 2016 and 2015. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA") adjustment applicable to nondeductible interest expenses.

(2)	Loan fees, which are immaterial in relation to total taxable loan interest income for 2016 and 2015, are included as taxable loan interest income.
(3)	Nonaccrual loans are included in the average balance of taxable loans.
(4)	Long-term borrowings and subordinated debentures interest expense was reduced by interest capitalized on construction in process for 2015.